Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2019, with respect to the consolidated financial statements included in the Annual Report of MTBC, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statements of MTBC, Inc. on Form S-3 (File No. 333-210391) and Forms S-8 (File No. 333-203228, File No. 333-226685, and File No. 333-217317).

/s/ GRANT THORNTON LLP

Iselin, New Jersey
March 20, 2019